Ex 99.1

FOR IMMEDIATE RELEASE

Second Sight Reports First Quarter 2019 Financial Results

-- Company to Accelerate Development of Orion® Visual Cortical Prosthesis System --

LOS ANGELES – May 15, 2019 – Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or the “Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision for blind individuals, today reported financial results for the three months ended March 31, 2019.

Recent Financial and Corporate Highlights:

•	Announced a plan to accelerate development of the Orion Visual Cortical Prosthesis System (“Orion”) by aligning organizational capabilities and focusing resources primarily on advancing Orion;
o	Expand research and development efforts supporting Orion and related technologies, including adding 25 new positions this year;
o	Support Argus® II Retinal Prosthesis Systems (“Argus II”) users worldwide;
o	Continue to perform new Argus II implants with available inventory;
o	Suspend new production of Argus II systems in the near future and reduce commercial spending;
•	Presented positive interim results on its Early Feasibility Study of the Orion Visual Cortical Prosthesis System at the Fifth Annual BRAIN Initiative® Investigators Meeting;
•	Sixth subject has been cleared for home use as part of the Orion Early Feasibility Study;
•	Reported net sales of $1.1 million in the first quarter of 2019;
•	Implanted 10 Argus II systems worldwide; and
•	Raised aggregate gross proceeds of approximately $34.6 million through a rights offering in February 2019.

“Our decision to accelerate development of Orion is based on both the positive interim results of our Early Feasibility Study and on the significant market opportunity we see for this potentially transformative product. We believe it is the right time to reallocate resources toward this more attractive platform, which holds the potential to treat virtually all forms of blindness and extend our leadership position in artificial vision,” stated Will McGuire, President and Chief Executive Officer of Second Sight.

“We are also encouraged by our ongoing discussions with the U.S. Food and Drug Administration (“FDA”) and the Center for Medicare and Medicaid Services’ (CMS) proposed new rule regarding reimbursement for Breakthrough Devices, such as Orion. We believe that Orion provides an opportunity to address a much larger patient population and a significant unmet need in the United States and globally,” continued McGuire.

“Importantly, although we are suspending production of new Argus II systems, we will continue to support our existing users and plan to pursue regulatory approvals for our next-generation externals, Argus 2s,” concluded McGuire.

First Quarter 2019 Financial Results

Net sales on a GAAP basis were $1.1 million for the first quarter of 2019 compared to $1.0 million in the first quarter of 2018. Revenue was recognized for nine units in both periods. On a GAAP basis, revenue recognized per implant was approximately $125,000 in the first quarter of 2019 and $108,000 in the same period of 2018.

Gross profit for the first quarter of 2019 was $0.4 million compared to a gross profit of $0.3 million in the first quarter of 2018. Cost of sales was $0.7 million in both periods. In the first quarter of 2019, cost of sales consisted primarily of the cost of products implanted and unabsorbed production costs in the quarter of $0.7 million. In the first quarter of 2018, the cost of sales included approximately $0.8 million for the cost of products implanted and unabsorbed production costs less an adjustment of $0.1 million for a reduction in the reserve for excess inventory.

Research and development expense, net of funding received from grants, decreased to $2.2 million during the first quarter of 2019 compared to $2.5 million in the first quarter of 2018. In the first quarter of 2019 the Company utilized $0.6 million of grant funds to offset costs as compared to zero in 2018. The costs before the grant revenue offset increased from the prior year primarily due to verification and validation activities related to Argus 2s, and consists of increased headcount and costs for internally produced prototypes.

Clinical and regulatory expense was $1.0 million during the first quarter of 2019 compared to $1.3 million in the first quarter of 2018. The decrease of $0.3 million is primarily attributable to decreased costs associated with the Orion feasibility study. The Company expects clinical and regulatory costs to increase in the future as it conducts additional clinical trials to assess new products such as Orion and related enhancements to the user experience.

Selling and marketing expense was $2.1 million during the first quarter of 2019 compared to $3.0 million in the first quarter of 2018. The decrease of $0.9 million is primarily the result of decreased use of outside services, reduced headcount and related compensation expenses.

General and administrative expense was $2.4 million in the first quarter of 2019 compared to $3.2 million in the first quarter of 2018. The decrease of $0.8 million is primarily attributable to $0.5 million in lower compensation costs, primarily due to cancelled stock option grants and reduced outside service costs of $0.2 million.

The Company also recorded a $2.4 million non-cash impairment charge to its reserve for excess inventory and obsolescence in the first quarter of 2019 related to the Company’s plans to suspend Argus II production.

Net loss for the first quarter of 2019 was $9.7 million, or a loss of $0.10 per share, compared to a net loss of $9.8 million, or a net loss of $0.17 per share, in the first quarter of 2018.

The non-GAAP net loss for the first quarter of 2019, excluding certain non-cash items, was $6.4 million, or $0.07 per share, compared to a non-GAAP net loss of $8.5 million, or $0.14 per share in the first quarter of 2018.

As of March 31, 2019, Second Sight had $31.7 million in cash and cash equivalents. In February 2019, the Company completed a rights offering that provided approximately $34.6 million of gross proceeds. The Company expects its cash to fund operations into the second quarter of 2020.

In connection with the revised strategy, the Company expects to record a restructuring charge of $0.7 million in the second quarter of 2019 related to severance and related benefits.

For a full reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please refer to the tables included with this press release.

2019 Key Objectives

•	Complete analysis of 12 month data from the first five Orion early feasibility study subjects;
•	Enroll additional subjects in the Orion U.S. Early Feasibility Study to gather incremental safety and performance data;
•	Reach agreement with the FDA regarding the clinical and regulatory pathway to commercialization for Orion; and
•	Advance future refinements, such as the delivery of prototype eyewear suitable for patient testing with eye tracking technology, distance filtering/decluttering or thermal imaging.

Conference Call

As previously announced, Second Sight management will host its first quarter 2019 conference call as follows:

Date		Wednesday, May 15, 2019
Time		4:30 PM EDT
Telephone	U.S:	(800) 682-9959
	International:	(303) 223-2689
Webcast (live and archive)		www.secondsight.com under the ‘Investors’ section.

A replay of the conference call will be available for two weeks after the call's completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21923693. The archived webcast will be available for 30 days via the aforementioned URL.

About Second Sight

Second Sight Medical Products, Inc. (NASDAQ: EYES) develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. A recognized global leader in neuromodulation devices for blindness, the Company is committed to developing new technologies to treat the broadest population of sight-impaired individuals. The Company’s U.S. headquarters are in Los Angeles, California, and European headquarters are in Lausanne, Switzerland. More information is available at www.secondsight.com.

About the Orion Visual Cortical Prosthesis System

Leveraging Second Sight’s 20 years of experience in neuromodulation for vision, the Orion® Visual Cortical Prosthesis System (Orion) is an implanted cortical stimulation device intended to provide useful artificial vision to individuals who are blind due to a wide range of causes, including glaucoma, diabetic retinopathy, optic nerve injury or disease, and eye injury. Orion is intended to convert images captured by a miniature video camera mounted on glasses into a series of small electrical pulses. The device is designed to bypass diseased or injured eye anatomy and to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the brain’s visual cortex, where it is intended to provide the perception of patterns of light. A six-subject early feasibility study of the Orion is currently underway at the Ronald Reagan UCLA Medical Center in Los Angeles and the Baylor College of Medicine in Houston. No peer-reviewed data is available yet for the Orion system. The Company anticipates enrolling additional feasibility subjects in 2019 while simultaneously negotiating the clinical and regulatory pathway to commercialization with the FDA as part of the Breakthrough Devices Program.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “strategy,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, our refinement of strategy, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in or implied by the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K, filed on March 19, 2019, our Form 10-Q to be filed on May 15, 2019, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Individual Investors

MZ North America

Greg Falesnik, Managing Director

T: 949-385-6449

E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications

Laura Nobles or Helen Shik

T: 617-510-4373

E: Laura@noblesgc.com

E: Helen@noblesgc.com

Financial Tables Follow

**SECOND SIGHT MEDICAL PRODUCTS, INC.**
**AND SUBSIDIARY**

**Condensed Consolidated Balance Sheets**
(in thousands)

| | March 31, 2019 (unaudited) | December 31, 2018 |
|---|---|---|
| **ASSETS** | | |
| Current assets: | | |
| Cash and cash equivalents | $ 31,682 | $ 4,471 |
| Accounts receivable, net | 597 | 504 |
| Inventories, net | 1,602 | 3,250 |
| Prepaid expenses and other current assets | 1,155 | 1,395 |
| Total current assets | 35,036 | 9,620 |
| Property and equipment, net | 963 | 1,025 |
| Right-of-use assets | 2,508 | - |
| Deposits and other assets | 41 | 37 |
| Total assets | $ 38,548 | $ 10,682 |
| **LIABILITIES AND EQUITY** | | |
| Current liabilities: | | |
| Accounts payable | $ 1,600 | $ 1,305 |
| Accrued expenses | 2,309 | 2,503 |
| Accrued compensation expenses | 2,080 | 2,690 |
| Accrued clinical trial expenses | 1,016 | 933 |
| Current operating lease liabilities | 210 | - |
| Contract liabilities | 218 | 167 |
| Total current liabilities | 7,433 | 7,598 |
| Long term operating lease liabilities | 2,586 | - |
| Total liabilities | 10,019 | 7,598 |
| Commitments and contingencies | | |
| Stockholders' equity | 28,529 | 3,084 |
| Total liabilities and stockholders' equity | $ 38,548 | $ 10,682 |